Exhibit 99.2

FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES ANALYST DAY WEBCAST

Toronto, April 11, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq:STKL) (TSX:SOY), a leading global company focused on organic, non-genetically modified and specialty foods, today announced it will host presentations for analysts who cover the healthy and organic foods industry on April 12, 2016 from its Innovation Center in Edina, Minn.

The purpose of the day is to provide a better understanding of SunOpta and its global operations and detail company strategies for the next 24-36 months. Presenters will include Rik Jacobs, President and Chief Executive Officer, Robert McKeracher, Vice President and Chief Financial Officer, and other members of SunOpta’s management team.

A live webcast of the presentation will be available at approximately 11:00 AM Eastern Time on Tuesday, April 12, 2016. The webcast can be accessed via a link at www.sunopta.com. The presentation will be available to download at http://investor.sunopta.com.

Please go to SunOpta’s website at least 15 minutes early to register, download and install any necessary audio software. A webcast replay will be archived and can be accessed at SunOpta’s website for approximately 90 days.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

For further information, please contact:

SunOpta Inc.
Rob Litt, Director Global Communications
Tel: 952-893-7863
Rob.litt@sunopta.com